Execution Copy

Credit Suisse Group AG
Paradeplatz 8
CH-8001 Zurich
Switzerland

10 October 2013

Gentlemen:

Whereas:

A.
Qatar Holding LLC (the “Investor”), Credit Suisse Group (Guernsey) II Limited (the “Issuer”) and Credit Suisse Group AG (“CSG”) entered into an agreement on 13 February 2011 (the “Agreement”) relating to the U.S.$1,720,000,000 in principal amount of the U.S.$3,500,000,000 11 per cent. Tier 1 Capital Notes (ISIN XS0394946809) of Credit Suisse AG, acting through its Guernsey branch, (the “U.S.$ Hybrids”) and the CHF2,500,000,000 in principal amount of the CHF2,500,000,000 10 per cent. Tier 1 Capital Notes (ISIN XS0394947104) of Credit Suisse AG, acting through its Guernsey branch, (the “CHF Hybrids”, and together with the U.S.$ Hybrids, the “Hybrid Securities”) held by the Investor and the U.S.$1,720,000,000 of the U.S.$3,445,000,000 9.5 per cent. Tier 1 Buffer Capital Notes issued nil paid by the Issuer (the “U.S.$ Tier 1 BCNs”) and the CHF2,500,000,000 9 per cent. Tier 1 Buffer Capital Notes issued nil paid by the Issuer (the “CHF Tier 1 BCNs” and, together with the U.S.$ Tier 1 BCNs, the “Nil-Paid Tier 1 BCNs”), in each case guaranteed by CSG, and subscribed by the Investor.

B.
Credit Suisse AG, acting through its Guernsey branch, has exercised the Issuer Call (as defined in the terms and conditions of the Hybrid Securities) to redeem the Hybrid Securities on 23 October 2013 at their Optional Redemption Amounts (as defined in the terms and conditions of the Hybrid Securities) plus interest accrued but unpaid to (but excluding) 23 October 2013 (all such amounts due in respect of interest, the “Interest Amounts”).

C.
CSG has given notice in writing dated 3 October 2013 to the Investor pursuant to Clause 21 of the Agreement that the Paying Up Conditions (as defined in the Agreement) are fulfilled and that the Paid Up Date (as defined in the Agreement) will be 23 October 2013.

The parties wish to record the arrangements they have agreed (i) for the payment up of the Nil-Paid Tier 1 BCNs and (ii) for the making of certain amendments to the terms and conditions of such securities for the admission to clearing systems of those securities and their listing.

It is agreed as follows:

Payment-up of the Nil-Paid Tier 1 BCNs

1.	Unless otherwise defined herein, capitalised terms used in this agreement shall have the respective meanings ascribed thereto in the Agreement.

2.
On 23 October 2013, the Investor shall pay up or cause to be paid up the Nil-Paid Tier 1 BCNs in cash pursuant to Clause 21 of the Agreement. It shall do so by giving an irrevocable instruction (in the form attached in Appendix 1) to the issuer of the Hybrid Securities no later than 10 October 2013 to pay the relevant Optional Redemption Amounts (but not, for the avoidance of doubt, the Interest Amounts) to the Issuer, on the Investor’s behalf, on 23 October 2013.

3.
Upon receipt by the Issuer of the amounts referred to in Clause 2 above, the Nil-Paid Tier 1 BCNs shall, in accordance with their terms, cease to be nil-paid and shall be referred to herein as the “Paid-up Tier 1 BCNs” and interest shall start to accrue on the Paid-up Tier 1 BCNs in accordance with their terms.

Amendment of the Paid-up Tier 1 BCNs

4.
The parties envisage that the terms of the Paid-up Tier 1 BCNs shall be amended with effect from such date as the parties may mutually agree to make the Paid-up Tier 1 BCNs (i) eligible for clearing in Euroclear and/or Clearstream, Luxembourg, (ii) eligible for listing on the Euro MTF Market of the Luxembourg Stock Exchange, and (iii) conform with certain requests by the Swiss Financial Market Supervisory Authority FINMA.

Admission to Clearing Systems

5.
Following the amendments envisaged in Clause 4 above, the Investor would surrender the two definitive certificates representing the Paid-up Tier 1 BCNs, or cause such certificates to be surrendered, to CSG, together with the form of transfer endorsed (Zession) on each certificate, duly completed and executed, to transfer the Paid-up Tier 1 BCNs to a nominee for a common depositary for Euroclear and Clearstream, Luxembourg.

6.
CSG, on the Investor’s behalf, would then surrender the certificates, together with the form of transfer endorsed (Zession) on such certificates, to the registrar in respect of the Paid-up Tier 1 BCNs and, following receipt of the certificates by CSG from the Investor, the Issuer shall issue new certificates representing the Paid-up Tier 1 BCNs to the nominee for a common depositary for Euroclear and Clearstream, Luxembourg, together with instructions to Euroclear and/or Clearstream, Luxembourg, to credit the account of the Investor with an interest in 100 per cent. of the Paid-up Tier 1 BCNs.

7.
Following this, CSG will use all reasonable endeavours to apply for the Paid-up Tier 1 BCNs to be admitted as soon as reasonably practicable thereafter to clearing in an internationally recognised clearing system (which is expected to be Euroclear and/or Clearstream, Luxembourg), and shall appoint such third party agents as it deems necessary for the purposes of such admission to clearing.

Listing

8.
Upon admission to the clearing systems as described in Clause 7 above, CSG shall use all reasonable endeavours to apply for the Paid-up Tier 1 BCNs to be admitted as soon as reasonably practicable thereafter to listing on the Euro MTF Market of the Luxembourg

Stock Exchange, and shall appoint such third party agents as it deems necessary for the purposes of such admission to listing.

Miscellaneous

9.	Clauses 25 to 30 (inclusive) and Clauses 32 to 35 (inclusive) of the Agreement shall be deemed to be incorporated in, and form part of, this agreement as if set out in full herein.

10.	Each party shall bear its own costs in relation to the negotiation and execution of this letter agreement.

11.
Each party represents and warrants to, and agrees with and for the benefit of, the other party that: (1) it has not obtained or induced directly or indirectly through any person and will not attempt to so obtain or induce the procurement of this letter agreement or any contract, consent, approval, right, interest, privilege or other obligation or benefit related to this letter agreement or a favourable relationship with the other party through any corrupt or illegal business practice; and (2) it has not given or agreed to give and shall not give or agree to give to any person, either directly or indirectly, any placement fee, introductory fee, arrangement fee, finder’s fee or any other fee, compensation, monetary benefit or any other benefit, gift, commission, gratification, bribe or kickback, whether described as a consultation fee or otherwise, with the object of obtaining or inducing the procurement of this letter agreement or any contract, right, interest, privilege or other obligation or benefit related to this letter agreement.

12.
For the avoidance of doubt the Investor is solely liable for its obligations set forth in or arising under this letter agreement and no direct or indirect legal or beneficial owner of such Investor shall have any liability in respect of this letter agreement.

13.	To the extent the provisions of this agreement conflict with the terms of the Agreement, the provisions herein shall prevail.

This agreement shall become effective when signed by all parties hereto.

This agreement has been entered into on the date stated at the beginning.

CREDIT SUISSE GROUP AG

/s/ Susanne Reinhard                                                             /s/ Christian Schmid
Name: Susanne Reinhard                                                       Name: Christian Schmid
Function: Vice President                                                        Function: Managing Director

CREDIT SUISSE GROUP (GUERNSEY) II LIMITED

/s/ Anthony Le Conte                                                             /s/ Mark Hoyow
Name: Anthony Le Conte                                                      Name: Mark Hoyow
Function: Director                                                                 Function: Director

CREDIT SUISSE AG, ACTING THROUGH ITS GUERNSEY BRANCH

/s/ Roy McGregor                                                                   /s/ Anthony Le Conte
Name: Roy McGregor                                                             Name: Anthony Le Conte
Function: Head of Branch                                                        Function: Director

QATAR HOLDING LLC

            /s/ [Authorized Signatory]
            Name: [Authorized Signatory]
            Title: Authorized Signatory